Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

CervoMed Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	53,774(3)	$5.32	$286,077.68	$0.00011020	$31.53
Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	614(3)	$4.62	$2,836.68	$0.00011020	$0.32
Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	114,516(4)	$25.98	$2,975,125.68	$0.00011020	$327.86
Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	50,644(5)	$4.62	$233,975.28	$0.00011020	$25.79
Total Offering Amount					$3,498,015.32		$385.50
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$385.50

(1) In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall be deemed to also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”), of CervoMed, Inc. (the “Registrant”) that becomes issuable with respect to the securities identified in the above table, by reason of any stock splits, stock dividend, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other similar transactions.

(2) This calculation is made solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The offering price per share and the aggregate offering price (i) with respect to shares of Common Stock subject to awards outstanding under the 2015 Plan or the 2018 Plan (in each case, as defined below), are based on the weighted average exercise price of such awards, and (ii) with respect to shares of Common Stock reserved and available for issuance under the 2015 Plan, on the basis of $4.62, the average of the high and low prices of a share of Common Stock as reported on the Nasdaq Stock Market LLC on September 28, 2023.

(3) Represents 54,388 shares of Common Stock of the Registrant available for issuance under the Registrant’s 2015 Equity Incentive Plan, as amended (the “2015 Plan”) by operation of the 2015 Plan’s evergreen provision including (i) 53,774 shares of Common Stock subject to outstanding awards with an average weighted exercise price of $5.33 and (ii) 614 shares of Common Stock reserved and available for future issuance.

(4) Represents 114,516 shares of Common Stock issuable with respect to EIP (as defined below) options assumed by the Registrant in connection with the merger transaction (the “Merger”) consummated pursuant to the Agreement and Plan of Merger, dated as of March 30, 2023, by and among the Registrant (formerly known as Diffusion Pharmaceuticals Inc.), EIP Pharma, Inc. (“EIP”) and Dawn Merger Sub, Inc. (such options were previously granted pursuant to the EIP Pharma, Inc. 2018 Employee, Director and Consultant Equity Incentive Plan (the “2018 Plan”)).

(5) Represents 50,644 shares of Common Stock reserved and available for future issuance under the 2018 Plan at the effective time of the Merger and subsequently granted as non-qualified stock options to former EIP employees and directors following the effective time of the Merger.